Exhibit 97

Newpark Resources, Inc.
Clawback Policy

In the event that Newpark Resources, Inc. (the “Company”) is required to prepare a Qualifying Restatement, then the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) will recover on a reasonably prompt basis the amount of any Incentive-Based Compensation that is Received by a Covered Executive during the Recovery Period that exceeds the amount that otherwise would have been Received had it been determined based on the restated financial statements. For purposes of this Policy, each of the following terms shall have the following meanings:

•“Covered Executive” means any officer of the Company as defined under Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.

•“Incentive-Based Compensation” means any compensation granted, earned or vested based in whole or in part on the Company’s attainment of a financial reporting measure that was Received by a person (i) on or after October 2, 2023 and on or after the person began service as a Covered Executive and (ii) who served as a Covered Executive at any time during the performance period for the Incentive-Based Compensation. A “financial reporting measure” is (a) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure derived wholly or in part from such a measure, and (b) any measure based in whole or in part on the Company’s stock price or total shareholder return.

•“Qualifying Restatement” means an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

•Incentive-Based Compensation is deemed to be “Received” in the fiscal period during which the relevant financial reporting measure is attained, regardless of when the compensation is actually paid or awarded.

•“Recovery Period” means the three completed fiscal years immediately preceding the date that the Company is required to prepare the Qualifying Restatement and any “transition period,” each as prescribed under Rule 10D-1 of the Securities Exchange Act of 1934, as amended.

Notwithstanding the foregoing, the Committee will not be obligated to recoup any such excess Incentive-Based Compensation from the Covered Executive if:

•The Company concludes that the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered, provided that such a conclusion is reached after the Company has made a reasonable attempt to recover the Compensation and has documented the reasonable attempt to recover the excess Incentive Compensation; or

•Recovery of the Incentive-Based Compensation would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder; and

•The Committee determines that such recoupment would be impracticable.

In addition, the Compensation Committee may seek recoupment of any Incentive-Based Compensation from any recipient who is not a Covered Executive whose fraud or misconduct gave rise or contributed to the Qualifying Restatement.

The Company may effect any recovery pursuant to this Policy by requiring payment of such amount(s) to the Company, by set-off, by reducing future compensation, or by such other means or combination of means as the Committee determines to be appropriate. The Company is authorized to take appropriate steps to implement this Policy with respect to Incentive-Based Compensation arrangements. In all cases, the calculation of the amount of Incentive-Based Compensation to be recovered will be determined without regard to any taxes paid with respect to such compensation. The Company shall not indemnify any individual against the loss of any Incentive-Based Compensation pursuant to this Policy.

Any right of recoupment or recovery pursuant to this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any other policy, any employment agreement or plan or award terms, and any other legal remedies available to the Company. Any determinations made by the Committee under this Policy shall be final and binding on all affected individuals.

This Policy as amended shall be effective as of October 2, 2023 (the “Effective Date”) and shall only apply to Incentive Compensation that is Received on or after the Effective Date. This Policy may be amended from time to time in writing by the Board.

Adopted by the Board of Directors – April 6, 2020
Amended by the Board of Directors – August 15, 2023